                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-63725


         SIXTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 1, 1998

                        5,582,144 SHARES OF COMMON STOCK

                                  GO2NET, INC.

                                  COMMON STOCK

         This Sixth Prospectus Supplement relates to the public offering, which is not being underwritten, of up to 5,582,144 shares of Common Stock, par value $0.01 per share (the "Shares"), of Go2Net, Inc. ("Go2Net" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by donees, transferees, pledgees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares may be offered by the Selling Stockholders from time to time in one or more transactions as described under the "Plan of Distribution" contained in the Prospectus dated October 1, 1998 (the "Prospectus"), the Prospectus Supplement dated November 12, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated as of January 22, 1999 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated March 10, 1999 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated October 25, 1999 (the "Fourth Prospectus Supplement") and the Fifth Prospectus Supplement dated October 26, 1999 (the "Fifth Prospectus Supplement").

         This Sixth Prospectus Supplement amends and restates the information contained in the Fourth Prospectus Supplement. This Sixth Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement and the Fifth Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement and the Fifth Prospectus Supplement, except to the extent that the information contained herein supercedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement and the Fifth Prospectus Supplement. All capitalized terms used but not defined in this Sixth Prospectus Supplement shall have the meanings given them in the Prospectus. The "Selling Stockholders" Section of the Prospectus is hereby supplemented to reflect the following:

         On June 24, 1999, the Company distributed shares of Common Stock to those stockholders of record on May 17, 1999 pursuant to a two-for-one stock split approved by the Board of Directors of the Company at a meeting held in April 1999. The table of Selling Stockholders in the Prospectus is hereby amended to reflect such distribution pursuant to the stock split and supplemented to specifically include Shares received in such distribution. The following table sets forth as of June 24, 1999, after giving effect to the subsequent stock split, the name of each of the entities and individuals who received Shares through the distribution effected by the stock split, the number of shares of Common Stock that such Selling Stockholder beneficially owns as of such date, the number of shares of Common Stock beneficially owned by each such Selling Stockholder that may be offered for sale from time to time by the Prospectus


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and this Prospectus Supplement, the number of shares of Common Stock to be beneficially owned by each such Selling Stockholder assuming the sale of all of the Shares offered by such Selling Stockholders and the percentage of the outstanding shares of the Company's Common Stock to be beneficially owned by each such Selling Stockholder after completion of the offering.

         The Company may amend or supplement the Prospectus and this Sixth Prospectus Supplement from time to time to update the disclosure set forth therein and herein.


                                            SHARES                                        SHARES
                                         BENEFICIALLY            SHARES WHICH          BENEFICIALLY
                                         OWNED(1)(2)             MAY BE SOLD           OWNED AFTER
                                      PRIOR TO OFFERING          PURSUANT TO        OFFERING(1)(2)(3)
                                     -------------------            THIS            ------------------
SELLING STOCKHOLDER                 NUMBER        PERCENT        PROSPECTUS(2)      NUMBER     PERCENT
-------------------                 ------        -------        -------------      ------     -------
FORMER SILICON INVESTOR
STOCKHOLDERS
James Lee Brock                         1,608        *                     1,608      -           -
Barry Dryer                            16,932        *                    16,932      -           -
Brad Dryer                            242,306        *                   242,306      -           -
Jeffrey Dryer                         242,306        *                   242,306      -           -
Michael Gruber                          2,168        *                     2,168      -           -
Ariel Poler                             4,220        *                     4,220      -           -
VLG Investments 1996                        0        *                         0      -           -
CNA Trust, TTEE FBO                     1,108        *                     1,108      -           -
Venture Law Group 401(k) Plan

FORMER HYPERMART STOCKHOLDERS
Brian Atkins                          112,988        *                   112,988      -           -
Allen Graber                           26,849        *                    26,849      -           -
Michael McDermott                           0        *                         0      -           -
Bruce Atkins and                        6,398        *                     6,398      -           -
Donna Atkins, jointly
Tom Taulli                              2,027        *                     2,027      -           -

----------------------------
*  Less than 1.0%

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Includes an aggregate of 185,698 shares of Common Stock beneficially owned by the Selling Stockholders that were deposited in escrow pursuant to the Silicon Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Silicon Escrowed Shares"). Each Selling Stockholder which is a former stockholder of Silicon Investment deposited approximately 7.5% of his shares in the escrow.

         Also includes an aggregate of 31,496 shares of Common Stock beneficially owned by the Selling Stockholders that were deposited in escrow pursuant to the Hypermart Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Hypermart Escrowed Shares"). Each Selling Stockholder which is a former stockholder of Hypermart deposited approximately 10% of his shares in the escrow.

(3) Assumes that each Selling Stockholder will sell all of the Shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus." There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder.

       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON
                           PAGE 3 OF THE PROSPECTUS.

                            -------------------------

         The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution" in the Prospectus.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
      UPON THE ACCURACYOR ADEQUACY OF THIS THIRD PROSPECTUS SUPPLEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

        THE DATE OF THIS SIXTH PROSPECTUS SUPPLEMENT IS JANUARY 27, 2000.